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                                                                    EXHIBIT 2.1


                              FIRST AMENDMENT TO
                         AGREEMENT AND PLAN OF MERGER

     FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2001 (the "First Amendment"), by and among CENDANT CORPORATION, a Delaware corporation ("Parent"), FAIRFIELD COMMUNI TIES, INC., a Delaware corporation (the "Company"), and GRAND SLAM ACQUI SITION CORP., a Delaware corporation and a subsidiary of Parent ("Merger Sub").

     WHEREAS, Parent, the Company and Merger Sub have previously entered into an Agreement and Plan of Merger, dated as of November 1, 2000 (the "Merger Agreement"); and

     WHEREAS, the parties desire to amend the Merger Agreement as set forth herein in order to, among other things, set April 2, 2001 as the date of the Company Stockholders Meeting and the Closing Date.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

     1. Each capitalized term used but not defined in this First Amendment shall have the meaning provided for such term in the Merger Agreement.

     2. Section 1.2 of the Merger Agreement shall be replaced in its entirety with the following:

     SECTION 1.2 Closing.  Subject to the satisfaction or waiver of all the
                 -------
conditions to closing contained in Article VI hereof, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on April 2, 2001 (the "Closing Date"); provided, however, that if all the conditions to closing contained in
        --------  -------
Article VI hereof have not been satisfied or waived by April 2, 2001, the Closing Date shall be on such other date as agreed upon by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, further, that upon written election of
                                --------  -------
Parent delivered to the Company prior to 5:00 p.m., New York City time, on the later of (i) the day immediately before the Company Stockholders Meeting and
(ii) the date of the satisfaction or waiver of all of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) set forth in Article VI (in
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each case, the "Closing Extension Notice"), the Closing shall take place
(subject to the satisfaction or waiver of the conditions set forth in Article
VI) five days after the date of the Closing Extension Notice (unless that date would not be a business day, in which case the Closing shall take place on the first business day after the 5-day extension), unless another time or date is agreed to by the parties hereto. The Closing will be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or at such other location as is agreed to by the parties hereto.

     3. Section 2.1(c)(v) of the Merger Agreement shall be replaced in its entirety with the following:

          (v) Notwithstanding subsections (i) through (iv) above, Parent shall have the right, exercisable at any time prior to the Closing, at Parent's sole discretion, to pay in cash for any shares for which an Election (as defined below) was made and to substitute on a pro rata basis a payment of cash in an amount equal to the Average Trading Price multiplied by the Exchange Ratio for any or all shares of Company Common Stock for which the Stock Election has been made or which would otherwise be converted into Parent Common Stock pursuant to
Section 2.1(c)(iii)(C); provided, that prior to making such substitution, Parent
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shall first have paid in cash for all shares for which a Cash Election has been made and which were not fully converted into the right to receive the Cash Election Consideration.

     4. The last sentence of Section 5.1(a) of the Merger Agreement shall be replaced in its entirety with the following:

          The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Form S-4 is declared effective; provided, that the Company may elect to postpone
                                --------
the mailing of the Proxy Statement to a date that is no later than 20 business days before the Company Stockholders Meeting.

     5. The first sentence of Section 5.1(d) of the Merger Agreement shall be replaced in its entirety with the following:

          The Company shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, but subject to the last sentence of
Section 5.1(a), duly call, give notice of, convene and hold the Company Stockholders Meeting in accordance with the DGCL for the purpose of obtaining the Company Stockholder Approval on April 2, 2001; provided, that the Company
                                                   --------
may elect to adjourn the Company Stockholders Meeting to a date no later than the Closing Date.

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     6.   Section 7.1(b)(i) of the Merger Agreement shall be replaced in its entirety with the following:

          (i) if the Merger shall not have been consummated by April 2, 2001, provided, however, that the right to terminate this Agreement pursuant to this
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Section 7.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consum mated by such time; provided, further, that such date may be extended
                               --------  -------
(x) for not more than 30 days, by either party, by written notice to the other party if the Merger shall not have been consummated solely as a result of the condition set forth in Section 6.1(c) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period or (y) for not more than 5 days after the date of the Closing Extension Notice (unless that date would not be a business day, in which case, the extension shall be for not more than the first business day after the 5-day extension) by the delivery by Parent of the Closing Extension Notice;

     7. Except as specifically amended in this First Amendment, the Merger Agreement shall remain in full force and effect as originally constituted and the undersigned shall remain obligated pursuant to the terms thereunder.

     8. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and the executed counterparts taken together shall be deemed to be one originally executed document.

     9. This First Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.



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     IN WITNESS WHEREOF, Parent, the Company and Merger Sub have caused this
First Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.



                                       CENDANT CORPORATION.

                                       By     /s/ James E. Buckman
                                         ---------------------------------------
                                       Name:  James E. Buckman
                                       Title: Vice Chairman, General Counsel and
                                              Assistant Secretary



                                       FAIRFIELD COMMUNITIES, INC.

                                       By     /s/ Marcel J. Dumeny
                                         ---------------------------------------
                                       Name:  Marcel J. Dumeny
                                       Title: Executive Vice President



                                       GRAND SLAM ACQUISITION CORP.

                                       By     /s/ James E. Buckman
                                         ---------------------------------------
                                       Name:  James E. Buckman
                                       Title: Executive Vice President and
                                              Assistant Secretary



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